EXHIBIT 99.1

Joint Filing Agreement

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such amended Schedule 13G, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such amended Schedule 13G with respect to the auction rate preferred securities of the issuer, beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G.

Dated:  March 29, 2011

BANK OF AMERICA CORPORATION

By:  /s/  Michael Didovic
     Name:  Michael Didovic
     Title:   Attorney-in-fact

BANK OF AMERICA, N.A.

By:  /s/  Michael Didovic
     Name:  Michael Didovic
     Title:   Director

BLUE RIDGE INVESTMENTS, L.L.C.

By:  /s/  John Hiebendahl
     Name:  John Hiebendahl
    Title: Senior Vice President and Controller